EXHIBIT 99.1

Transcript of

BK Technologies Corporation

Fourth Quarter Conference Call

March 17, 2022

Participants

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Bill Kelly - Executive Vice President and Chief Financial Officer, BK Technologies Corporation

Analysts

Brett Reiss - Janney Montgomery Scott

Walter Bellinger - Mayflower Capital

Presentation

Operator

Good morning, ladies and gentlemen, and welcome to the BK Technologies Corporation Conference Call for the Fourth Quarter and Year End 2021. This call is being recorded. All participants have been placed on a listen-only mode. Following, management’s remarks, the call will be opened to questions.

Before turning the call over to our Chief Executive Officer, Mr. John Suzuki, for opening remarks, I will provide the following safe harbor statement. Statements made during this conference call that are not based on historical facts are forward-looking statements. Such statements include, but are not limited to, projections or statements of future goals and targets regarding the company’s revenue and profits. These statements are subject to known and unknown factors and risks.

The company’s actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, and some of the factors and risks that could cause or contribute to such material differences have been described in yesterday’s press release, and in BK’s filings with the US Securities and Exchange Commission. These statements are based on information and understandings that are believed to be accurate as of today, and we do not undertake any duty to update such forward-looking statements.

I will now turn the call over to John Suzuki, CEO of BK Technologies. Mr. Suzuki, you may begin.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Thanks everyone for joining today. I’d like to start by reviewing some highlights of our operations and financial results during the quarter. Then I’ll turn it over to our Executive Vice President and Chief Financial Officer, Bill Kelly to dive deeper into our financial results. We’ll conclude by opening up the call for a brief Q&A.

Building on our success in Q3, we continue to see strong demand and order activity for our portable communications technology in the fourth quarter, particularly for the BKR 5000. Since its release, the product has gained excellent traction in the marketplace, as well as new -- as with new and existing customers look forward to modernize their fleets. As a result of the growing demand for our products, we closed out 2021 with record bookings of 55.5 million and a backlog of 13 million. These milestones are a direct reflection of the strength of our product line, customer service, and sales teams, as the marketplace continues to embrace our products, with the goal of enhancing their mission critical communication solutions.

During the fourth quarter, we won numerous contracts for sale and deployment of our products. To highlight a few, in October, the Helena, Montana Fire Department selected the BKR 5000 for purchase and deployment as part of their lifecycle replacement program for aging radios in their wildland fire fleet. In November, the BKR 5000 was selected for purchase and deployment by the Wyoming State Forestry Division as they implement a lifecycle replacement program and expand their communication products. And in December, we received a purchase order valued at $1 million from the United States Department of Agriculture for service for the BKR 5000 as part of our five year blanket purchase agreement with the US Department of Agriculture announced in May 2021.

While the demand for our products continue to grow, we are still affected by supply chain challenges that impact our gross margins through increased material component and freight costs. As I said before, we remain hopeful that these costs will return to normal levels as we progress through 2022 and that our gross margins will show improvement as a result. In the meantime, we are committing time and resources to optimize our supply chain as much as possible to help ensure that our customers are receiving their orders in a timely fashion.

As we start 2022, customer demand and bookings remain strong. That said constraints and timing issues with our supply chain during January and February hampered the availability of some material and components and delayed our product manufacturing processes. Those issues are being addressed, and we anticipate increasing production in March and April, while fulfilling customer demand as quickly as we can. But with our visibility today, I expect deliveries of certain products that we plan to complete in the first quarter will be pushed into the second quarter of ‘22.

One thing that has become very apparent to all of us, as we follow news, is that wildland fire activity has grown steadily in both frequency and duration in the years. We are proud to be a premier provider of dependable portable communications technology to first responders on the frontlines. Fire management and response is a core market of ours and that continues to grow. Moving forward, we believe we also have a tremendous opportunity to increase our market reach beyond fire rescue and mitigation into the military, law enforcement, and emergency medical response sectors.

In addition to the macro trend of more wildland fires, another macro trend is increasing use of the public or cellular networks by first responders in conjunction with the all important traditional use of private networks. This increased use of public networks represents a tremendous opportunity and to capitalize on this, we recently launched a dedicated business unit focused on delivering software-as-a-service solutions to the public safety market. The new unit will develop and deliver a comprehensive suite of state-of-the-art subscription-based software solutions, with unique features to first responders via the public cellular network. We recently applied for three patents related to push to talk over cellular and other cellular-based smartphone applications for the first responders. BK Technologies is already a leader in the land mobile radio market. By developing technology that will tether a first responder’s radio to his or her smartphone, we’re positioning ourselves at the forefront of what we believe is a significant industry-wide opportunity that vastly expands our addressable market, and further improves the safety and productivity of our first responder customers.

Lastly, I’d like to update on the status of the BKR 9000. Since our last call, I’m happy to report that we’ve made significant progress in the development of this product. The issues that slowed our progress last year have been addressed and during the second quarter of 2022 we expect to start deploying working BKR 9000 radios in the field for engineering test purposes. Pending the results of these field tests, we will be in a much better position to finalize a launch date.

To conclude, I am incredibly proud of the team’s strong results that we’ve been able to deliver. Our fourth quarter and 2021 performance reflects robust demand and order activity for our product line and we’re excited and encouraged by the many opportunities that are over the horizon, as we move forward into 2022. We are armed with a solid balance sheet and the financial flexibility to explore acquisition opportunities and develop revolutionary new products and solutions that complement our growth as we continue scaling BK Technologies.

At this point, I’d like to turn it over to Bill Kelly, our Executive Vice President and Chief Financial Officer, who will review the financial and operating highlights. Bill?

Bill Kelly - Executive Vice President and Chief Financial Officer, BK Technologies Corporation

Thank you, John. The following is a summary of our financial and operating results for the periods ending December 31, 2021. Sales for the fourth quarter totaled approximately $12.8 million compared with $10.6 million for the same quarter last year. Gross profit margins, as a percentage of sales, in the fourth quarter were 36.2% compared with 44.2% for the fourth quarter last year, primarily due to sales mix, cost increases related to material and freight expenses. Selling, general, and administrative expenses, or SGA, for the fourth quarter totaled approximately $4.4 million, or 34.4% of sales, compared with $3.8 million, or 35.7% of sales for the same quarter last year.

For the fourth quarter of 2021, we recognized an unrealized loss of approximately $530,000 on our investment in FG Financial Group, compared to an unrealized gain of $177,000 in the fourth quarter of 2020. Our net loss for the fourth quarter of 2021 totaled approximately $303,000, or $0.02 per basic and diluted share, compared with net income of approximately $1.1 million or $0.08 per basic and diluted share for the same quarter last year.

As of December 31, 2021, working capital totaled approximately $25.2 million, of which approximately $18.8 million is comprised of cash, cash equivalents, and trade receivables. This compares with working capital of approximately $16.2 million at 2020 year end, which included $13.3 million of cash, cash equivalents, and trade receivables.

Our capital return program has paid 23 consecutive quarterly dividends, with the most recent dividend paid on January 24, 2022. We also implemented an increase to our quarterly dividends to $0.03 per share, reflecting our confidence in BK’s financial strain and long term plan.

I would like to again point out that on July 1 of 2021, the company changed its accounting to apply manufacturing overhead at the time of purchase receipts. Prior to July 1, the company applied the material burden at the time the inventory was issued to work in progress. This change resulted in a net increase of approximately $1.3 million in inventory and retained earnings. The comparable 2020 periods have been adjusted to reflect this change, which is detailed in our 10-K.

This concludes my remarks. We will now move on to the question and answer session. And I would like to remind everyone that we do not provide financial and operating guidance on a quarterly or annual basis. Matthew, we can open the floor for questions.

Operator

[Operator Instructions] Your first question is coming from Brett Reiss from Janney Montgomery Scott. Your line is live.

Q: Good morning, gentlemen. Thanks to the opportunity to ask a couple of questions. John, the extra costs from supply chain issues, are we able to shift some of the burden onto the customer and into contracts?

John Suzuki - Chief Executive Officer, BK Technologies Corporation

So the short answer on that is yes and we have been doing that for the last period. Some of our contracts are longer term contracts, and they are a fixed price with some key customers, but where we can, we’re definitely taking the opportunity to increase pricing on our products.

Q: Great, great. Could you just refresh my recollection what has to happen for that 55 million in bookings to become a firm backlog number?

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Yeah, so our business for the most part is a book and ship business. Meaning, when we get orders in, we should be able to turn them back -- turn them around. Our customers certainly expect us to be shipping in a more timely fashion than we have over the last recent period. So really, it comes back to the supply chain and the availability of material. On a global basis, the disruption that the Omicron virus more recently has created in shutdowns in factories around the world has created a supply disruption. And what we’re seeing is that companies, just like us, are increasing their inventories to try and prevent that.

Unfortunately, as you build these products are many different components and I can have 99% of these components, but if I don’t have 100%, I can’t complete a product. And so what we’re trying to do is get ahead of that by buffering in some inventories, working with our suppliers, ensuring that when they make promises to us that they actually fulfill on those deliveries. We made a large investment in our supply chain management team last year, which I believe we announced. We’re also from a Board perspective, we have the support of the Board to do what’s necessary, so that we can convert this backlog into revenue at the quickest possible time.

Q: Great. And one last one with respect to the SaaS Solutions business, can you give us some idea on how big that can grow to and, I assume it’s recurring revenue when and very high margin? So any color on that would be appreciated.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Brett, well, thanks for the question. We’re very excited that we’ve taken the step towards a SaaS business. Again, historically, we’ve been a product book and ship business, which has been very successful for us and I believe that we have tremendous organic growth, especially with the BKR series radios, the 5000 has proven that in 2021, and we’re excited with the 9000. But to your point, the SaaS business is a higher margin business and it is a reoccurring business. And we’ve put business plans in place to see growth in that particular market. We do see a huge opportunity, as public safety embraces cellular technology. And we believe that’s very complementary with our land mobile radio. So the intent of our business is really to find solutions that tether both the smartphone applications that sit on public safety radio, on cell phones, tether that to the land mobile radio to deliver a new set of services that make that first responders either safer or more productive. So we do see this as a huge opportunity of growth for the company and we’re pleased that we were able to launch this business unit.

Q: Great. Thank you for taking my questions and good quarter. Keep it up.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Thank you, Brett.

Operator

Thank you. Your next question is coming from Walter Bellinger from Mayflower Capital. Your line is live.

Q: Hey, guys. Thanks for taking my question. So I know that you don’t typically provide backlog beyond year end but could you provide a sense at least directionally as to how backlog has been trending in the first quarter?

Bill Kelly - Executive Vice President and Chief Financial Officer, BK Technologies Corporation

Walter, thank you for the question. We’ve had broad based customer demand in early 2022 and orders have been very strong to date in Q1. The backlog has grown on the strength of those orders. We’re continuing to manage through challenges in our supply chain. John commented on that a little while ago, but we anticipate making progress in catching up on those backlog orders and shipping them over the next several quarters.

Q: Okay, great. That’s it for me. Thanks for taking my question.

Bill Kelly - Executive Vice President and Chief Financial Officer, BK Technologies Corporation

Thanks, Walter.

Operator

[Operator Instructions] Your next question is coming from Alan Lyons [phonetic].

Q: Yeah. Good morning, John and Bill. Several of my questions were already answered so I just have a couple. Can you tell me approximately what percentage of the business in 2021 is from new customers versus existing government contracts you have had, generated last year?

Bill Kelly - Executive Vice President and Chief Financial Officer, BK Technologies Corporation

Al, this is Bill. I don’t have that breakdown specifically at my fingertips. I can tell you that our performance in securing new customers in ‘21 is better than what we have seen historically. And I attribute that in large part to the introduction of the new product of the BKR 5000, which I think plays better in state and local sales opportunities. You and I talk from time to time, I’ll get some more empirical data that I can share with you.

Q: Okay, thanks. And my other question that wasn’t answered already, I presume now, you’re in a position that the 10-K is filed to implement your new buyback program. Is that accurate?

Bill Kelly - Executive Vice President and Chief Financial Officer, BK Technologies Corporation

Actually, not Al. our policy with regard to the insider trading window is that it opens two days, two trading days following the filing of our 10-K or our 10-Q. However, it also closes 15 days before the end of the quarter. So of course, we’re within 15 days close of Q1. So that the next point, absent any material non-public developments, would be the window would open after two days after the filing of our first quarter 10-Q, which I would anticipate during the second week of May.

Q: Got it. Okay. All right. Thank you and good luck this year. Looking forward to the 9000 getting out.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Thank you Al.

Bill Kelly - Executive Vice President and Chief Financial Officer, BK Technologies Corporation

Thanks, Al.

Operator

Thank you. That concludes our Q&A session. I will now hand the conference back to John Suzuki, CEO of BK Technologies for closing remarks. Please go ahead.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Thank you, Matt. Thank you all for participating in today’s call. So just to recap, BKR 5000 orders have surpassed expectations. Supply chain continues to be a challenge but demand is there. We have made progress on the BKR 9000 and are excited to start field engineering testing in the second quarter. The new business unit we just launched focused on higher margin software solutions is a very exciting initiative for us and could potentially be transformative to our customers over the next several years. We look forward to speaking to you again when we report our Q1 2022 results in May of 2022. All the best to you and have a great day. Thank you. Matt?

Operator

Thank you, ladies and gentlemen. This concludes today’s event. You may disconnect at this time and have a wonderful day. Thank you for your participation.